Filed pursuant to Rule 424B2
Registration Nos. 333-104778
333-104778-01
333-104778-12

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 11, 2003

$2,500,000,000 LaSalleNotesSM LaSalle Funding LLC Unconditionally guaranteed by
ABN AMRO BANK N.V. AND ABN AMRO HOLDING N.V.
WITH MATURITIES OF 9 MONTHS OR MORE FROM DATE OF ISSUE

        LaSalle Funding plans to offer and sell notes with various terms, which may include the following:

•	maturity of 9 months or more from the date of issue,
•	interest at a fixed rate,
•	interest payment dates at monthly, quarterly, semi-annual or annual intervals,
•	book-entry form (through The Depository Trust Company),
•	redemption and/or repayment provisions, if applicable, whether mandatory, at its option or the option of the holder and
•	minimum denominations of $1,000 or integral multiples of $1,000.

        LaSalle Funding will specify the final terms of each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement. ABN AMRO Bank N.V. and ABN AMRO Holding N.V. will unconditionally guaranty, jointly and severally, the notes issued by LaSalle Funding.

        You must pay for the notes by delivering the purchase price to an agent, unless you make other payment arrangements.

        INVESTING IN THE NOTES INVOLVES A NUMBER OF RISKS. SEE “RISK FACTORS” ON PAGE S-5.

        LaSalle Funding may sell notes to the agents as principal for resale at varying or fixed offering prices or through the agents as agent using their reasonable best efforts on LaSalle Funding’s behalf. If LaSalle Funding sells all of the notes, it expects to receive aggregate proceeds of between $2,375,000,000 and $2,485,000,000 after paying the agents’ discounts and commissions of between $15,000,000 and $125,000,000. The agents’ discounts and commissions may exceed these amounts with respect to sales of notes with stated maturities in excess of 30 years.

        ABN AMRO Financial Services, Inc., the purchasing agent and an affiliate of the issuer and the guarantors, may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        These securities are unsecured and are not savings accounts, deposits or other similar obligations of a bank. The securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

ABN AMRO Financial Services, Inc.

A.G. Edwards & Sons, Inc.

Charles Schwab & Co., Inc.

Citigroup

Edward D. Jones & Co., L.P.

Fidelity Capital Markets

a division of National Financial Services LLC

Merrill Lynch & Co.

Northern Trust Securities Inc.

MG,C7949269.GIF,‘(RAYMOND_JAMES)‘,,,,

RBC Dain Rauscher

UBS Financial Services Inc.

U.S. Bancorp Piper Jaffray

Wachovia Securities

The date of this prospectus supplement is September 22, 2003

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

SUMMARY OF PROSPECTUS SUPPLEMENT

      You should read the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement. Unless the context requires otherwise, references in the prospectus supplement to “LaSalle Funding” refer to LaSalle Funding LLC, references to “Holding” are to ABN AMRO Holding N.V., references to the “Bank” are to ABN AMRO Bank N.V. and references to “us,” “we” or “our” refer to LaSalle Funding, Holding and the Bank, collectively.

Issuer	LaSalle Funding LLC

Guarantors	The notes will be fully guaranteed, on a senior basis, by ABN AMRO Holding N.V. and ABN AMRO Bank N.V., jointly and severally.

Purchasing Agent	ABN AMRO Financial Services, Inc., an affiliate of ours.

Title	LaSalleNotes, which we refer to as the notes.

Aggregate Principal Amount	$2,500,000,000

Denomination	Unless otherwise specified in the applicable pricing supplement, the authorized denominations of the notes will be $1,000 and integral multiples of $1,000.

Ranking	The notes will be senior notes, ranking equally with all of LaSalle Funding’s and, with respect to the guarantees, Holding’s and the Bank’s other unsecured, unsubordinated debt. The notes will not be secured by any collateral.

Maturities	The notes will mature nine months or more from the date of issue, as specified in the applicable pricing supplement.

Interest	• Each note will bear interest from the issue date at a fixed rate, which will be zero in the case of a zero-coupon note.
• LaSalle Funding will pay interest on each note, other than a zero-coupon note, on either monthly, quarterly, semi-annual or annual interest payment dates and at maturity.
• Unless otherwise specified in the applicable pricing supplement, interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Principal	The principal amount of the notes will be payable on the maturity date of such notes at the corporate trust office of the trustee.

Redemption and Repayment	Unless otherwise provided in the applicable pricing supplement:
• the notes may not be redeemed by LaSalle Funding or repaid at the option of the holder prior to maturity; and
• the notes will not be subject to any sinking fund.
The pricing supplement relating to any note will indicate whether the holder of such note will have the right to require LaSalle Funding to repay a note prior to maturity upon the death of the owner of such note.

Form of Notes	The notes will be represented by global securities deposited with or on behalf of the depositary, The Depository Trust Company, and registered in the name of the depositary’s nominee. Global notes will be exchangeable for definitive notes only in limited circumstances. See “Description of Notes — Book-Entry System.”

Trustee	BNY Midwest Trust Company, 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602, under an indenture dated as of June 15, 2003, as supplemented by the First Supplemental Indenture, dated as of September 24, 2003 and as further supplemented from time to time, which we refer to as the indenture.

Agents	ABN AMRO Financial Services, Inc., A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Northern Trust Securities Inc., Raymond James & Associates Inc., RBC Dain Rauscher Inc., UBS Financial Services Inc., U.S. Bancorp Piper Jaffray and Wachovia Securities, LLC as agents of LaSalle Funding in connection with the offering of the notes.

Selling Group Members	Broker-dealers and other securities firms that have executed dealer agreements with the purchasing agent and have agreed to market and sell the notes in accordance with the terms of these agreements and all other applicable laws and regulations. You may call 1-800-327-1546 for a list of selling group members.

ABOUT THIS PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENTS

      This prospectus supplement sets forth certain terms of the notes that LaSalle Funding may offer and supplements the prospectus that is attached to the back of this prospectus supplement. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from the information in the prospectus.

      Each time LaSalle Funding offers notes, it will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes LaSalle Funding is offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement or the accompanying prospectus to the extent it contains information that is different from the information contained in this prospectus supplement or the accompanying prospectus.

      It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in “Where You Can Find More Information” in the accompanying prospectus.

RISK FACTORS

      Your investment in the notes will involve a number of risks. You should consider carefully the following risks before you decide that an investment in the notes is suitable for you. You should consult your own financial and legal advisors regarding the risks and suitability of an investment in the notes.

If your notes are redeemable, LaSalle Funding may choose to redeem them when prevailing interest rates are relatively low.

      If your notes are redeemable, LaSalle Funding may choose to redeem your notes from time to time. In the event that prevailing interest rates are relatively low when LaSalle Funding elects to redeem notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed.

We cannot assure you that a trading market for your notes will ever develop or be maintained.

      We cannot assure you that a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market and market value of your notes. These factors include, among others:

•	the method of calculating the principal and interest for the notes;

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the redemption features of the notes; and

•	the level, direction and volatility of interest rates, generally.

      There may be a limited number of buyers when you decide to sell your notes, which may affect the price you receive for your notes or your ability to sell your notes at all.

DESCRIPTION OF NOTES

      The notes LaSalle Funding is offering by this prospectus supplement constitute a series of debt securities for purposes of the indenture. The notes will rank equally in all respects with all debt securities issued under the indenture and the securities previously issued under the indenture, dated as of April 1, 2002. For a description of the indenture and the rights of the holders of debt securities under the indenture, including the notes, see “Description of Debt Securities” in the accompanying prospectus.

      The following description of the terms and conditions of the notes supplements and, to the extent inconsistent with, replaces the description of the general terms of the debt securities described in the accompanying prospectus. The terms and conditions described in this section will apply to each note unless the applicable pricing supplement states otherwise.

General

      The notes will be senior notes, ranking equally with all of the other unsecured, unsubordinated debt of LaSalle Funding. The notes will be unconditionally guaranteed on a senior basis by ABN AMRO Bank N.V. and ABN AMRO Holding N.V., jointly and severally. The Bank’s and Holding’s guarantees of the notes will rank equally with all of their respective other unsecured, unsubordinated debt. The Bank and Holding will unconditionally guarantee, jointly and severally, the due and punctual payment of the principal and any premium and interest on the notes when and as they become due and payable, whether at maturity or otherwise. For a more detailed description of the guarantees, see “— Guarantees” below and “Description of Debt Securities — Guarantees” in the accompanying prospectus.

      LaSalle Funding will issue the notes only in the form of one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary, except as specified in “Book-Entry System.” For more information on certificated and global securities, see “— Book-Entry System.”

      LaSalle Funding may offer from time to time up to $2,500,000,000 aggregate principal amount of notes on terms determined at the time of sale. The notes will mature nine months or more from the date of issue, as determined by the initial purchaser and agreed to by LaSalle Funding.

      The notes may be issued as original issue discount notes. An original issue discount note is a note, including any zero-coupon note, that is issued at more than a slight discount from the principal amount payable at maturity. Upon redemption, repayment or acceleration of the maturity of an original issue discount note, normally an amount less than its principal amount will be payable. For additional information regarding payments upon acceleration of the maturity of an original issue discount note and regarding the United States federal income tax consequences of original issue discount notes, see “— Payment of Principal and Interest” and “Certain United States Federal Income Tax Consequences — United States Holders — Original Issue Discount.” Original issue discount notes will be treated as original issue discount securities for purposes of the indenture.

      The notes may be registered for transfer or exchange at the principal office of the Corporate Trust Department of BNY Midwest Trust Company, the trustee under the indenture, in The City of New York or the City of Chicago. The transfer or exchange of global securities will be effected as specified in “— Book-Entry System.”

      The indenture does not limit our ability to incur debt. In addition, the indenture does not contain any provision that would protect holders of the notes in the event of a highly leveraged or other transaction that may adversely affect our creditworthiness.

      As used in this prospectus supplement, business day means, with respect to any note, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York or the City of Chicago.

Payment of Principal and Interest

      Payments of principal and interest, if any, at maturity will be made in immediately available funds, provided that the note is presented to the trustee in time for the trustee to make the payments in immediately available funds in accordance with its normal procedures. Payments of interest, other than interest payable at maturity, with respect to global securities will be paid in immediately available funds to the depositary or its nominee. See “— Book-Entry System.” Payments of interest, if any, with respect to any certificated securities (other than global securities), and other than interest payable at maturity, will be paid by check mailed to the address of the person entitled to the payments as it appears in the security register.

      Unless the applicable pricing supplement states otherwise:

•	if LaSalle Funding redeems any original issue discount note as described under “Redemption and Repurchase,”

•	if LaSalle Funding repays any original issue discount note at the option of the holder as described under “Repayment at Option of Holder” and “Repayment Upon Death,” or

•	if the principal of any original issue discount note is declared to be due and payable immediately as described in the accompanying prospectus under “Description of Debt Securities — Events of Default,”

the amount of principal due and payable with respect to the original issue discount note shall be limited to the sum of:

•	the aggregate principal amount of such note multiplied by the issue price, expressed as a percentage of the aggregate principal amount, plus

•	the original issue discount accrued from the date of issue to the date of redemption, repayment or declaration, as applicable.

      This accrual will be calculated using the “interest method,” computed in accordance with generally accepted accounting principles in effect on the date of redemption, repayment or declaration, as applicable.

      Each note, other than a zero-coupon note, will bear interest from and including the date of issue or, in the case of notes issued upon registration of transfer or exchange, from and including the most recent interest payment date to which interest on such note has been paid or duly provided for. Interest will be payable at the fixed rate per year stated in such note and in the applicable pricing supplement until the principal of such note is paid or made available for payment. Interest will be payable on each interest payment date and at maturity. Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date next preceding each interest payment date; provided, however, that interest payable at maturity or upon redemption, repayment or declaration will be payable to the person to whom principal is payable. The first payment of interest on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner of such note on such next succeeding regular record date. If the interest payment date or the maturity for any note falls on a day that is not a business day, the payment of principal and interest may be made on the next succeeding business day and no interest on such payment shall accrue for the period from such interest payment date or maturity, as the case may be. Unless the applicable pricing supplement states otherwise, interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

      The interest payment dates for a note, other than a zero-coupon note, will be as follows:

Interest Payments	Interest Payment Dates

Monthly	Fifteenth day of each calendar month or, if not a business day, the next succeeding business day, commencing the first succeeding calendar month following the month in which the note is issued.
Quarterly	Fifteenth day of every third month or, if not a business day, the next succeeding business day, commencing in the third succeeding calendar month following the month in which the note is issued.
Semi-annual	Fifteenth day of every sixth month or, if not a business day, the next succeeding business day, commencing in the sixth succeeding calendar month following the month in which the note is issued.
Annual	Fifteenth day of every twelfth month or, if not a business day, the next succeeding business day, commencing in the twelfth succeeding calendar month following the month in which the note is issued.

      The regular record date with respect to any interest payment date will be the date 15 calendar days prior to such interest payment date, whether or not such date is a business day.

      The interest rates, maturity dates and redemption features on the notes may differ depending upon, among other things, prevailing market conditions at the time of issuance, as well as the aggregate principal amount of notes issued in any single transaction. Although LaSalle Funding may change the interest rates and other variable terms of the notes from time to time, no change will affect any note already issued or as to which LaSalle Funding has accepted an offer to purchase.

Redemption and Repurchase

      Unless the applicable pricing supplement states otherwise, LaSalle Funding may not redeem the notes prior to maturity. The notes will not be subject to any sinking fund. If, however, the applicable pricing supplement provides that LaSalle Funding may redeem the notes prior to maturity, it will also specify the redemption dates and prices. If applicable, notes may be redeemed, in whole or in part, from time to time only upon not less than 30 nor more than 60 days’ notice.

      LaSalle Funding may, at any time, purchase notes at any price in the open market or otherwise. Notes LaSalle Funding purchases in this manner may, at its discretion, be held, resold or surrendered to the trustee for cancellation.

Repayment at Option of Holder

      Unless the applicable pricing supplement states otherwise, notes will not be repayable at the option of the holder. If the applicable pricing supplement provides that the notes will be repayable at the option of the holder, it will also specify the repayment dates and prices.

      In order for a note to be repaid, the trustee must receive, at the office of the Corporate Trust Department of the trustee in the City of New York or the City of Chicago, at least 30 but not more than 45 days’ notice of the holder’s exercise of its repayment option. Once this notice is delivered, the holder may not revoke its exercise of the repayment option. A holder may exercise the repayment option for less than the entire principal amount of the note provided that the principal amount of the note remaining outstanding after repayment is an authorized denomination.

      The depositary or its nominee will be the holder of global securities and, therefore, will be the only entity that can exercise a right to repayment, if any. In order to ensure that the depositary or its nominee will timely exercise such right to repayment, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in such global security to notify the depositary of its desire to exercise the right to repayment. Different firms have different cut-off times for accepting instructions from their customers. Accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a global security in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the depositary.

Repayment Upon Death

      If the pricing supplement relating to a note so states, the holder of the note will have the right to require LaSalle Funding to repay a note prior to its maturity date upon the death of the beneficial owner of the note as described below. LaSalle Funding calls this right the “survivor’s option.”

      Upon exercise of the survivor’s option, LaSalle Funding will, at its option, either repay or purchase any note properly delivered for repayment by or on behalf of the person that has authority to act on behalf of the deceased beneficial owner of the note at a price equal to the sum of:

•	100% of the principal amount of such note (or, for original issue discount notes, the amount described in the third bullet point under “— Payment of Principal and Interest”), and

•	accrued and unpaid interest, if any, to the date of such repayment,

      subject to the following limitations.

      The survivor’s option may not be exercised until at least 12 months following the date of original issue of the applicable notes. In addition, LaSalle Funding may limit the aggregate principal amount of notes as to which the survivor’s option may be exercised as follows:

•	In any calendar year, LaSalle Funding may limit the aggregate principal amount to the greater of 1% of the outstanding aggregate principal amount of the notes as of December 31 of the most recently completed year or $1,000,000 (the “annual put limitation”).

•	For any individual deceased beneficial owner of notes, LaSalle Funding may limit the aggregate principal amount to $200,000 for any calendar year (the “individual put limitation”).

      LaSalle Funding will not make principal repayments pursuant to the exercise of the survivor’s option in amounts that are less than $1,000. If the limitations described above would result in the partial repayment of any note, the principal amount of the note remaining outstanding after repayment must be at least $1,000.

      Each note delivered pursuant to a valid exercise of the survivor’s option will be accepted promptly in the order all such notes are delivered, unless the acceptance of that note would contravene the annual put limitation or the individual put limitation. If, as of the end of any calendar year, the aggregate principal amount of notes that have been accepted pursuant to exercise of the survivor’s option during that year has not exceeded the annual put limitation for that year, any notes not accepted during that calendar year because of the individual put limitation will be accepted in the order all such notes were delivered, to the extent that any such acceptance would not trigger the annual put limitation for such calendar year.

      Any note accepted for repayment pursuant to exercise of the survivor’s option will be repaid no later than the first June 15 or December 15 to occur at least 20 calendar days after the date of acceptance. If that date is not a business day, payment will be made on the next succeeding business day. For example, if the acceptance date for notes delivered pursuant to the survivor’s option were May 1, 2002, LaSalle Funding would be obligated to repay those notes by June 15, 2002. Each note delivered for repayment that is not accepted in any calendar year due to the application of the annual put limitation or the individual put limitation will be deemed to be delivered in the following calendar year in the order in which all such notes were originally delivered, unless any such note is withdrawn by the representative for the deceased beneficial owner prior to its repayment. Other than as described in the immediately preceding sentence, notes delivered upon exercise of the survivor’s option may not be withdrawn.

      In the event that a note delivered for repayment pursuant to valid exercise of the survivor’s option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder that states the reason that the note has not been accepted for repayment. Following receipt of such notice from the trustee, the representative for the deceased beneficial owner may withdraw any such note and the exercise of the survivor’s option.

      Subject to the annual put limitation and the individual put limitation, all questions as to the eligibility or validity of any exercise of the survivor’s option will be determined by the trustee in its sole discretion. The trustee’s determination will be final and binding on all parties.

      The death of a person owning a note in joint tenancy or tenancy by the entirety will be deemed the death of the beneficial owner of the note, and the entire principal amount of the note so held will be subject to the survivor’s option. The death of a person owning a note by tenancy in common will be deemed the death of the beneficial owner of a note only with respect to the deceased holder’s interest in the note so held by tenancy in common. However, if a note is held by husband and wife as tenants in common, the death of either will be deemed the death of the beneficial owner of the note, and the entire principal amount of the note so held will be subject to the survivor’s option. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a note will be deemed the death of the beneficial owner for purposes of the survivor’s option, regardless of the registered holder, if such beneficial interest can be established to the satisfaction of the trustee. Such beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife and trust arrangements where one person has substantially all of the beneficial ownership interest in the note during his or her lifetime.

      In the case of repayment pursuant to the exercise of the survivor’s option, for notes represented by a global security, the depositary or its nominee will be the holder of such note and therefore will be the only entity that can exercise the survivor’s option for such note. To obtain repayment pursuant to exercise of the survivor’s option with respect to a note represented by a global security, the representative must provide to the broker or other entity through which the beneficial interest in the note is held by the deceased owner:

•	a written request for repayment signed by the representative, with the signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (“NASD”) or a commercial bank or trust company having an office or correspondent in the United States;

•	appropriate evidence satisfactory to the trustee that the representative has authority to act on behalf of the deceased beneficial owner, the death of the beneficial owner has occurred and the deceased was the owner of a beneficial interest in the note at the time of death;

•	instructions to the broker or other entity to notify the depositary of its desire to obtain repayment pursuant to exercise of the survivor’s option;

•	a detailed description of the note, including the CUSIP number; and

•	the deceased’s social security number.

      The broker or other entity will provide to the trustee:

•	a written request for repayment signed by the representative, with the signature guaranteed by a member firm of a registered national securities exchange or of the NASD or a commercial bank or trust company having an office or correspondent in the United States;

•	appropriate evidence satisfactory to the trustee that the representative has authority to act on behalf of the deceased beneficial owner, the death of the beneficial owner has occurred and the deceased was the owner of a beneficial interest in the note at the time of death;

•	a certificate or letter satisfactory to the trustee from the broker or other entity stating that it represents the deceased beneficial owner and describing the deceased’s beneficial interest in the note; and

•	a detailed description of the note, including the CUSIP number.

      The broker or other entity will be responsible for disbursing any payments it receives pursuant to exercise of the survivor’s option to the appropriate representative. See “— Book-Entry System.”

      In order to validly exercise a survivor’s option for a note held in definitive rather than global form, the representative must deliver to the trustee the same information, noted above, to be delivered to the broker or other entity for exercise of such right for a global note (other than instructions to notify DTC), plus the note, a properly executed assignment of the note, and evidence of beneficial ownership of any note held in nominee name.

      Attached as Annex A to this prospectus supplement are the forms to be used by a representative to exercise the survivor’s option on behalf of a deceased beneficial owner of a note. In addition, a representative may obtain these forms from BNY Midwest Trust Company, the trustee, at 2 North LaSalle, Suite 1020, Chicago, Illinois 60602, or call its Corporate Trust Department at (312) 827-8546, during normal business hours.

Guarantees

      The Bank and Holding will unconditionally guarantee, jointly and severally, the due and punctual payment of the principal and any premium and interest on the debt securities issued by LaSalle Funding when and as it becomes due and payable, whether at maturity or otherwise. The Bank’s and Holding’s guarantees will rank equally with all other unsecured and unsubordinated indebtedness of the Bank and Holding, respectively. The guarantees provide that in the event of a default in payment of principal or any premium or interest on a debt security, the holder of the debt security may institute legal proceedings directly against the Bank and/or Holding to enforce the guarantees without first proceeding against LaSalle Funding. The indenture provides that the Bank or Holding may under certain circumstances assume all rights and obligations of LaSalle Funding under the indenture with respect to a series of debt securities issued by LaSalle Funding.

      If called on as the guarantor, the Bank or Holding will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the debt securities of any series without withholding or deduction for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of The Netherlands or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by:

•	the laws (or any regulations or rulings promulgated thereunder) of The Netherlands or any political subdivision or taxing authority thereof or therein or

•	an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including a holding by a court of competent jurisdiction or by a taxing authority in The Netherlands or any political subdivision thereof).

      If a withholding or deduction is required, the Bank and Holding will, subject to certain limitations and exceptions described below, be obligated, jointly and severally, to pay to the holder of any such debt security such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such debt security and the Indenture to be then due and payable.

      The Bank and Holding will not be required to pay any additional amounts for or on account of:

•	any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder

•	was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, The Netherlands or any political subdivision thereof or otherwise had some connection with The Netherlands other than by reason of the mere ownership of, or receipt of payment under, such debt security,

•	presented such debt security for payment in The Netherlands or any political subdivision thereof, unless such debt security could not have been presented for payment elsewhere, or

•	presented such debt security for payment more than 30 days after the date on which the payment in respect of such debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such debt security for payment on any day within that 30-day period;

•	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

•	any tax assessment or other governmental charge imposed on a payment that is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN council meeting of November 26-27, 2000 and June 3, 2003 or any law implementing or complying with, or introduced in order to confirm such directive;

•	any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such debt security to comply with any reasonable request addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of The Netherlands or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; provided that, in either event, Holding shall supply with its request any forms required to be completed to comply with such requirements; or

•	any combination of the foregoing.

      In addition, the Bank and Holding will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security to the extent such payment would be required by the laws of The Netherlands (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the debt security.

Covenant Restricting Mergers and Other Significant Corporate Actions

      The Indenture provides that neither the Bank nor Holding will merge or consolidate with any other person and will not sell, lease or convey all or substantially all of its assets to any other person, unless:

•	the Bank or Holding, as applicable, will be the continuing legal entity; or

•	the successor legal entity or person that acquires all or substantially all of the assets of the Bank or Holding, as applicable, will expressly assume all of the obligations of the Bank or Holding, as applicable, under the indenture and the debt securities issued under the indenture; and

•	immediately after the merger, consolidation, sale, lease or conveyance, that person or that successor legal entity will not be in default in the performance of the covenants and conditions of the indenture applicable to the Bank or Holding, as applicable.

Absence of Protections Against All Potential Actions of the Bank or Holding

      There are no covenants or other provisions in the indenture that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of the Bank or Holding or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of the Bank or Holding or a sale, lease or conveyance of all or substantially all of the Bank’s or Holding’s assets.

Book-Entry System

      Upon issuance, all notes having the same original issuance date, interest rate and stated maturity and other terms, if any, will be represented by a single global security. Each global security will be deposited with or on behalf of the depositary, The Depository Trust Company, New York, New York, and registered in the name of the depositary’s nominee. Except as described below, global securities may be transferred, in whole and not in part, only by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary. So long as the depositary or its nominee is the registered owner of any global security, the depositary or its nominee will be considered the sole owner or holder of the note for all purposes under the indenture.

      The depositary has advised the agents and LaSalle Funding as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. “Direct participants” include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the NASD. Access to the depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as “indirect participants.”

      Purchases of interests in the global securities under the depositary’s system must be made by or through direct participants, which will receive a credit for such interests on the depositary’s records. The ownership interest of each beneficial owner is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except as described below.

      To facilitate subsequent transfers, all global securities deposited by participants with the depositary are registered in the name of the depositary’s partnership nominee, Cede & Co. The deposit of global securities with the depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the interests in the global securities; the depositary’s records reflect only the identity of the direct participants to whose accounts interests in the global securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Redemption notices will be sent to Cede & Co. If less than all of the interests in a global security are being redeemed, the depositary’s practice is to determine by lot the amount of the interest of each direct participant in such global security to be redeemed.

      Neither the depositary nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, the depositary mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts interests in the global securities are credited on the record date (identified in a listing attached to the omnibus proxy).

      Principal and interest payments on the global securities will be made to the depositary. The depositary will then credit direct participants’ accounts on the payment date in accordance with their respective holdings shown on the depositary’s records unless the depositary has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of the depositary, the trustee or LaSalle Funding, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the depositary is the responsibility of LaSalle Funding or the trustee. Disbursement of such payments to direct participants is the responsibility of the depositary. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

      The notes represented by one or more global securities are exchangeable for certificated notes of like tenor as such notes if:

•	the depositary for the global securities notifies LaSalle Funding that it is unwilling or unable to continue as depositary for the global securities or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

•	LaSalle Funding in its discretion at any time determines not to have all of the notes of the series represented by one or more global securities or notes and notifies the trustee of this determination; or

•	an event of default, as described in the accompanying prospectus, has occurred and is continuing with respect to the notes of a series.

      Any note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated notes issuable in authorized denominations and registered in the names as the depositary holding such global securities directs. Unless otherwise specified in the applicable pricing supplement, the authorized denominations of the notes will be $1,000 and integral multiples of $1,000. Subject to the foregoing, a global security is not exchangeable, except for a global security or global securities of the same aggregate denominations to be registered in the name of the depositary or its nominee.

      The information in this section concerning the depositary and the depositary’s book-entry system has been obtained from sources that LaSalle Funding believes to be reliable, but LaSalle Funding takes no responsibility for its accuracy.

Relationships with the Trustee

      Holding and its subsidiaries, including the Bank, maintain ordinary banking relationships and custodial facilities with BNY Midwest Trust Company and its affiliates.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      Set forth below is the opinion of Davis Polk & Wardwell, counsel to LaSalle Funding, as to certain United States federal income tax consequences of the purchase, ownership and disposition of the notes. This opinion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities who elect to use a mark-to-market method of accounting for their securities holdings, persons holding notes as a hedge against currency risks or as a position in a “straddle” or other risk-reduction transaction for tax purposes, or U.S. Holders, as defined below, whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

      BECAUSE THE EXACT PRICING AND OTHER TERMS OF THE NOTES WILL VARY, NO ASSURANCE CAN BE GIVEN THAT THE CONSIDERATIONS DESCRIBED BELOW WILL APPLY TO A PARTICULAR ISSUANCE OF THE NOTES.

      As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a corporation, including an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

      Notwithstanding the last bullet above, to the extent provided in regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be so treated also shall be considered U.S. Holders.

      As used herein, the term “non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder.

      If a partnership (including for this purpose any other entity, whether or not created or organized in or under the laws of the United States, treated as a partnership for United States federal income tax purposes) holds notes, the tax treatment of a partner as a beneficial owner of notes generally will depend upon the status of the partner and the activities of the partnership. Non-U.S. partnerships are subject to special tax documentation requirements.

United States Holders

  Payments of Interest

      Payments of interest on a note, other than interest on an “Original Issue Discount note” that is not “qualified stated interest,” each as defined below, generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received, in accordance with the U.S. Holder’s regular method of tax accounting.

  Original Issue Discount

      The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount (“Original Issue Discount notes”).

      For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a de minimis amount. This de minimis amount is generally 1/4 of 1% of the note’s stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest, as defined below, prior to maturity, multiplied by the weighted average maturity of such note. The issue price of each note in an issue of notes equals the first price at which a substantial amount of such notes has been sold to the public for money, ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a note is the sum of all payments provided by the note other than “qualified stated interest” payments. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate or in certain cases, one or more floating rates that appropriately take into account the length of the interval between stated interest payments. In addition, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such note or any “true” discount on such note (i.e., the excess of the note’s stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the note would be treated as having original issue discount, and the stated interest would not be treated as qualified stated interest.

      A U.S. Holder of an Original Issue Discount note having a maturity of more than one year from its date of issue must include original issue discount in income as ordinary interest income for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder’s regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of an Original Issue Discount note is the sum of the daily portions of original issue discount with respect to such Original Issue Discount note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Original Issue Discount note. The “daily portion” of original issue discount on any Original Issue Discount note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An “accrual period” may be of any length and the accrual periods may vary in length over the term of the Original Issue Discount note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. A U.S. Holder of an Original Issue Discount note generally may use any reasonable method in determining the amount of original issue discount allocable to a short initial accrual period (if all other accrual periods are of equal length), although the amount of original issue discount allocable to the final accrual period must equal the excess of the amount payable at the maturity of the Original Issue Discount note (other than any payment of qualified stated interest) over the Original Issue Discount note’s adjusted issue price as of the beginning of such final accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between:

•	the product of the Original Issue Discount note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and

•	the amount of any qualified stated interest payments allocable to such accrual period.

      The “adjusted issue price” of an Original Issue Discount note at the beginning of any accrual period is the sum of the issue price of the Original Issue Discount note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Original Issue Discount note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

      If (1) a portion of the initial purchase price of a note is attributable to interest that accrued prior to the note’s issue date (“pre-issuance accrued interest”), (2) the first stated interest payment on the note is to be made within one year of the note’s issue date and (3) such payment will equal or exceed the amount of pre-issuance accrued interest, then the U.S. Holder may elect to decrease the issue price of the note by the amount of pre-issuance accrued interest, in which case a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the note.

     Acquisition Premium

      A U.S. Holder who purchases an Original Issue Discount note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the Original Issue Discount note at an “acquisition premium.” Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Original Issue Discount note for any taxable year or portion thereof in which the U.S. Holder holds the Original Issue Discount note will be reduced, but not below zero, by the portion of the acquisition premium properly allocable to the period.

     Optional Redemption

      In the case of certain notes, LaSalle Funding may have a “call option” to redeem the notes prior to their stated maturity, or the holders of the notes may have a “put option” to receive repayment prior to maturity. Notes containing such features may be subject to rules that differ from the general rules discussed above. For purposes of accruing original issue discount, a call option exercisable by LaSalle Funding or a put option exercisable by a holder will be presumed to be exercised if, by utilizing any date on which the note may be redeemed or repaid as its maturity date and the amount payable on that date in accordance with the terms of the note (the “redemption price”) as its stated redemption price at maturity, the yield on the note is:

•	in the case of a call option exercisable by LaSalle Funding, lower than its yield to maturity, or

•	in the case of a put option exercisable by a holder, greater than its yield to maturity.

      If such an option is not in fact exercised when presumed to be, the note will be treated, solely for purposes of determining the amount and accrual of original issue discount on the note, as if it were redeemed, and a new note issued, on the presumed exercise date for an amount equal to the adjusted issue price of the note on that date. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

      Election to Treat All Interest as Original Issue Discount

      U.S. Holders may generally, upon election, include in income all interest, including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium, that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. This election applies only to the note for which it is made and cannot be revoked without the consent of the Internal Revenue Service (“IRS”). If a U.S. Holder makes the election with respect to a note with market discount, it will be treated as having made an election to include market discount in income currently on a constant yield basis for all market discount bonds acquired by such U.S. Holder in that taxable year and thereafter. If a U.S. Holder makes the election with respect to a note with bond premium, it will be treated as having made the election to amortize bond premium on all bonds held during the tax year to which the election applies or thereafter acquired. A U.S. Holder considering such an election should consult a tax advisor.

     Information Reporting

      Because the Original Issue Discount notes will constitute “publicly offered debt instruments”, LaSalle Funding is required to report to the IRS on Form 8281, within 30 days after the issue date, certain information relating to original issue discount with respect to each such issue. LaSalle Funding will report annually to the IRS and to each holder of record the amount of original issue discount includable in the gross income of a Holder of notes for each calendar year determined without regard to any acquisition premium paid by any holder, except certain exempt holders, including corporations.

     Short-Term Notes

      Notes that have a fixed maturity of one year or less (“Short-Term notes”) will be treated as having been issued with acquisition discount. In general, an individual or other cash method U.S. Holder is not required to accrue such acquisition discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term note will be ordinary income to the extent of the acquisition discount accrued on a straight-line basis, or upon election, under the constant yield method based on daily compounding, through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue acquisition discount on a Short-Term note on a straight-line basis unless an election is made to accrue the acquisition discount under a constant yield method, based on daily compounding.

     Market Discount

      If a U.S. Holder purchases a note, other than a Short-Term note, at original issue for an amount that is less than its issue price or, in the case of a subsequent purchaser, its stated redemption price at maturity or, in the case of an Original Issue Discount note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such note at a “market discount,” unless such market discount is less than a specified de minimis amount.

      Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment or, in the case of an Original Issue Discount note, any payment that does not constitute qualified stated interest on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

•	the amount of such payment or realized gain or

•	the market discount that has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition.

Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on the basis of compounding.

      A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues on either a ratable or compounding basis, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

     Premium

      If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess. In the case of a note that may be optionally redeemed prior to maturity, however, the amount of amortizable bond premium is determined by substituting the first date on which the debt instrument may be redeemed (the “redemption date”) for the maturity date and the applicable redemption price on the redemption date for the amount payable at maturity if the result would increase the holder’s yield to maturity (i.e., result in a smaller amount of amortizable bond premium properly allocable to the period before the redemption date). If the issuer does not in fact exercise its right to redeem the note on the applicable redemption date, the note will be treated (for purposes of the amortizable bond premium rules) as having matured and then as having been reissued for the holder’s “adjusted acquisition price,” which is an amount equal to the holder’s basis in the debt instrument (as determined under Treasury regulations governing amortizable bond premium), less the sum of:

•	any amortizable bond premium allocable to prior accrual periods and

•	any payments previously made on the note other than payments of qualified stated interest.

The note deemed to have been reissued will again be subject to the amortizable bond premium rules with respect to the remaining dates on which it is redeemable.

      A U.S. Holder may make an election to amortize bond premium on a debt instrument. Once made, the election applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies, and may be revoked only with the consent of the IRS. In general, a holder amortizes bond premium by offsetting the qualified stated interest allocable to an accrual period with the bond premium allocable to the accrual period, which is determined under a constant yield method. If the bond premium allocable to an accrual period exceeds the qualified stated interest allocable to such period, the excess is treated by the holder as a bond premium deduction. The bond premium deduction for each accrual period is limited to the amount by which the holder’s total interest inclusions on the debt instrument in prior accrual periods exceed the total amount treated by such holder as a bond premium deduction on the debt instrument in prior accrual periods. Any amounts not deductible in an accrual period may be carried forward to the next accrual period and treated as bond premium allocable to that period. If a holder does not elect to amortize bond premium, such premium will result in a capital loss, or a reduced capital gain, on the disposition of the note.

     Disposition of a Note

      Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement, other than amounts representing accrued and unpaid interest, and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal such U.S. Holder’s initial investment in the note increased by any original issue discount included in income (as adjusted by allocations of acquisition premium, if any) and accrued market discount, if any, if the U.S. Holder has included such market discount in income, and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such note. Such gain or loss generally will be long-term capital gain or loss if the note is held for more than one year. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains and are generally subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions. A U.S. Holder that recognizes a loss on an Original Issue Discount note should consult its own tax advisor about the possible requirement to file a disclosure statement under recently promulgated Treasury regulations.

Non-U.S. Holders

      Subject to the discussion below under “Backup Withholding,” a non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium, if any, or interest, including original issue discount, if any, on a note, unless such non-U.S. Holder actually or constructively owns 10% or more of the capital or profits interests in LaSalle Funding, is a controlled foreign corporation related to LaSalle Funding through common ownership or is a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the non-U.S. Holder must provide a statement that:

•	is signed by the beneficial owner of the note under penalties of perjury,

•	certifies that such owner is not a U.S. Holder, and

•	provides the name and address of the beneficial owner.

      The statement may be made on an IRS Form W-8BEN or a substantially similar form, and the beneficial owner must inform the withholding agent of any change in the information on the statement within 30 days of such change. If a note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the withholding agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8BEN or the substitute form provided by the beneficial owner to the organization or institution. Special certification requirements apply to partnerships.

      Generally, a non-U.S. Holder will not be subject to United States federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

      Notwithstanding the foregoing, a non-U.S. Holder (other than a partnership or other pass-through entity) generally will be subject to tax in the same manner as a U.S. Holder with respect to interest income and gain on the disposition of a note that is effectively connected with a U.S. trade or business of the non-U.S. Holder, except to the extent that an applicable tax treaty provides otherwise. Under certain circumstances, effectively connected interest income of a corporate non-U.S. Holder may be subject to an additional “branch profits” tax at a 30% rate (or, if applicable, a lower treaty rate). Even though effectively connected interest income is subject to U.S. federal income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. Holder properly delivers IRS Form W-8ECI to the payor. Partnerships and other pass-through entities should consult their own tax advisors regarding the taxation of their members on their income that is effectively connected with the entity’s U.S. trade or business.

Backup Withholding

      Backup withholding of United States federal income tax at a current rate of 28% (which is scheduled to increase to 31% for payments made after 2010) may apply to payments made in respect of the notes to registered owners who are not “exempt recipients” and who fail to provide certain identifying information, such as the registered owner’s taxpayer identification number, in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

      In addition, upon the sale of a note to or through a broker, the broker must withhold a portion of the entire purchase price at the applicable backup withholding rate, unless either:

•	the broker determines that the seller is a corporation or other exempt recipient or

•	the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder and certain other conditions are met.

      Such a sale must also be reported by the broker to the IRS, unless either:

•	the broker determines that the seller is an exempt recipient or

•	the seller certifies its non-U.S. status and certain other conditions are met.

      Certification of the registered owner’s non-U.S. status would be made normally on an IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

      Under the terms of the Amended and Restated Selling Agent Agreement, dated as of September 24, 2003, the notes are offered from time to time by LaSalle Funding through ABN AMRO Financial Services, Inc., A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Northern Trust Securities Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., UBS Financial Services Inc., U.S. Bancorp Piper Jaffray and Wachovia Securities, LLC, as agents under the Amended and Restated Selling Agent Agreement. The agents have agreed to use their reasonable best efforts to solicit purchases of the notes. LaSalle Funding may appoint additional agents to solicit offers to purchase notes on terms substantially identical to those contained in the Amended and Restated Selling Agent Agreement

      LaSalle Funding will pay the agents, through ABN AMRO Financial Services, Inc., the purchasing agent, a commission to be divided among the agents as they shall agree for notes sold through the agents on an agency basis. The commission will range from 0.60% to 5.00% of the principal amount for each note sold, depending upon the maturity. Commissions with respect to notes with maturities in excess of 30 years will be negotiated between LaSalle Funding and the purchasing agent at the time of sale. In no event will the commission for the sale of any note exceed 8.00% of the principal amount of any note sold. LaSalle Funding will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes in whole or in part. Each agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of notes in whole or in part received by it on an agency basis. LaSalle Funding reserves the right to withdraw, cancel or modify the offer without notice.

      Following the solicitation of orders, the agents, severally and not jointly, may purchase notes from LaSalle Funding through the purchasing agent as principal for their own accounts. Unless otherwise set forth in the applicable pricing supplement, any note sold to an agent as principal will be purchased by the purchasing agent from

LaSalle Funding at a discount to the principal amount not to exceed the concession applicable to an agency sale of a note of identical maturity. Unless otherwise set forth in the applicable pricing supplement, such notes will be resold to one or more investors and other purchasers at a fixed public offering price.

      In addition, the purchasing agent may, and with LaSalle Funding’s consent the other agents may, offer the notes they have purchased as principal to other dealers that are part of the selling group. The purchasing agent may sell notes to other dealers at a discount not in excess of the discount it receives when purchasing such notes from LaSalle Funding. And, if with LaSalle Funding’s consent, the other agents sell notes to dealers, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not, during the distribution of the notes, exceed the discount received by such agent from the purchasing agent. After the initial public offering of notes to be resold by an agent to investors, the public offering price (in the case of notes to be resold at a fixed public offering price), concession and discount may be changed.

      Each agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. LaSalle Funding, the Bank and Holding have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933.

      The notes will not have an established trading market when issued. LaSalle Funding does not intend generally to apply for the listing of the notes on any securities exchange, but LaSalle Funding has been advised by the agents that the agents intend to make a market in the notes as permitted by applicable laws and regulations. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for any notes. All secondary trading in the notes will settle in immediately available funds. See “Description of Notes — Book-Entry System” in this prospectus supplement.

      In connection with an offering of the notes, the rules of the SEC permit the purchasing agent to engage in certain transactions that stabilize the price of the notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the purchasing agent creates a short position in the notes in connection with an offering of the notes (i.e., if it sells a larger principal amount of the notes than is set forth on the cover page of the applicable pricing supplement), the purchasing agent may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The purchasing agent makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, the purchasing agent makes no representation that, once commenced, such transactions will not be discontinued without notice.

      Other selling group members include broker-dealers and other securities firms that have executed dealer agreements with the purchasing agent. In the dealer agreements, the selling group members have agreed to market and sell notes in accordance with the terms of those agreements and all applicable laws and regulations. You may call 1-800-327-1546 for a list of selling group members.

      ABN AMRO Financial Services, Inc., the purchasing agent, is a wholly owned subsidiary of ABN AMRO Holding N.V. The purchasing agent will conduct each offering of notes in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm’s distributing the securities of an affiliate. Following the initial distribution of these securities, the purchasing agent may offer and sell notes in the course of its business as a broker-dealer and may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. The purchasing agent may use this prospectus supplement in connection with any of those transactions. The purchasing agent is not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

      The agents and their affiliates may engage in various general financing and banking transactions with us and our affiliates in the ordinary course of business.

      The notes may not be offered, transferred or sold as part of their initial distribution or at any time thereafter, to any persons (including legal entities) established, domiciled, settled or ordinarily established in The Netherlands.

VALIDITY OF NOTES

      The validity of the notes and the guarantees will be passed upon for LaSalle Funding, ABN AMRO Bank N.V. and ABN AMRO Holding N.V. by Davis Polk & Wardwell, New York, New York. Certain matters of Dutch law will be passed upon for ABN AMRO Bank N.V. and ABN AMRO Holding N.V. by Clifford Chance Limited Liability Partnership. Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois, will pass upon certain legal matters relating to the notes for the agents.

ANNEX A

REPAYMENT ELECTION FORM

LaSalleNotesSM

LaSalle Funding LLC

Unconditionally guaranteed by

ABN AMRO Bank N.V. and ABN AMRO Holding N.V.

CUSIP NUMBER

To: LaSalle Funding LLC:

      The undersigned financial institution (the “Financial Institution”) represents the following:

•	The Financial Institution has received a request for repayment from the executor or other authorized representative (the “Authorized Representative”) of the deceased beneficial owner listed below (the “Deceased Beneficial Owner”) of LaSalleNotes (CUSIP No. ) (the “Notes”).

•	At the time of his or her death, the Deceased Beneficial Owner owned Notes in the principal amount listed below, and the Financial Institution currently holds such Notes as a direct or indirect participant in The Depository Trust Company (the “Depositary”).

      The Financial Institution agrees to the following terms:

•	The Financial Institution shall follow the instructions (the “Instructions”) accompanying this Repayment Election Form (the “Form”).

•	The Financial Institution shall make all records specified in the Instructions supporting the above representations available to LaSalle Funding LLC (“LaSalle Funding”) for inspection and review within five Business Days of LaSalle Funding’s request.

•	If the Financial Institution or LaSalle Funding, in either’s reasonable discretion, deems any of the records specified in the Instructions supporting the above representations unsatisfactory to substantiate a claim for repayment, the Financial Institution shall not be obligated to submit this Form, and LaSalle Funding may deny repayment. If the Financial Institution cannot substantiate a claim for repayment, it shall notify LaSalle Funding immediately.

•	Other than as described in the Prospectus Supplement in the limited situation involving tenders of notes that are not accepted during one calendar year as a result of the “annual put limitation” or the “individual put limitation,” repayment elections may not be withdrawn.

•	The Financial Institution agrees to indemnify and hold harmless LaSalle Funding against and from any and all claims, liabilities, costs, losses, suits and damages resulting from the Financial Institution’s above representations and request for repayment on behalf of the Authorized Representative.

REPAYMENT ELECTION FORM

(1)	Name of Deceased Beneficial Owner

(2)	Date of Death

(3)	Name of Authorized Representative Requesting Repayment

(4)	Name of Financial Institution Requesting Repayment

(5)	Signature of Representative of Financial Institution Requesting Repayment

(6)	Principal Amount of Requested Repayment

(7)	Date of Election

(8)	Date Requested for Repayment

(9)	Financial Institution Representative: Name: Phone Number: Fax Number: Mailing Address (no P.O. Boxes):	(10)	Wire instructions for payment: Bank Name: ABA Number: Account Name: Account Number: Reference (optional):

TO BE COMPLETED BY LASALLE FUNDING:

(A) Election Number*:

(B) Delivery and Payment Date:

(C) Principal Amount:

(D) Accrued Interest:

(E) Date of Receipt of Form by LaSalle Funding:

(F) Date of Acknowledgment by LaSalle Funding:

*	To be assigned by LaSalle Funding upon receipt of this Form. An acknowledgment, in the form of a copy of this document with the assigned Election Number, will be returned to the party and location designated on line (9) above.

INSTRUCTIONS FOR COMPLETING REPAYMENT ELECTION FORM

AND EXERCISING REPAYMENT OPTION

      Capitalized terms used and not defined herein have the meanings defined in the accompanying Repayment Election Form.

           1.     Collect and retain for a period of at least three years (1) satisfactory evidence of the authority of the Authorized Representative, (2) satisfactory evidence of death of the Deceased Beneficial Owner, (3) satisfactory evidence that the Deceased Beneficial Owner beneficially owned, at the time of his or her death, the Notes being submitted for repayment and (4) any necessary tax waivers. For purposes of determining whether LaSalle Funding will deem Notes beneficially owned by an individual at the time of death, the following rules shall apply:

•	Notes beneficially owned by tenants by the entirety or joint tenants will be regarded as beneficially owned by a single owner. The death of a tenant by the entirety or joint tenant will be deemed the death of the beneficial owner, and the Notes beneficially owned will become eligible for repayment. The death of a person beneficially owning a Note by tenancy in common will be deemed the death of a holder of a Note only with respect to the deceased holder’s interest in the Note so held by tenancy in common, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the holder of the Note, and the entire principal amount of the Note so held will be eligible for repayment.

•	Notes beneficially owned by a trust will be regarded as beneficially owned by each beneficiary of the trust to the extent of that beneficiary’s interest in the trust (however, a trust’s beneficiaries collectively cannot be beneficial owners of more Notes than are owned by the trust). The death of a beneficiary of a trust will be deemed the death of the beneficial owner of the Notes beneficially owned by the trust to the extent of that beneficiary’s interest in the trust. The death of an individual who was a tenant by the entirety or joint tenant in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust. The death of an individual who was a tenant in common in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust only with respect to the deceased holder’s beneficial interest in the Note, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the beneficiary of the trust.

•	The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interest in a Note will be deemed the death of the beneficial owner of that Note, regardless of the registration of ownership, if such beneficial interest can be established to the satisfaction of the Trustee. Such beneficial interest will exist in many cases of street name or nominee ownership, ownership by a trustee, ownership under the Uniform Gift to Minors Act and community property or other joint ownership arrangements between spouses. Beneficial interest will be evidenced by such factors as the power to sell or otherwise dispose of a Note, the right to receive the proceeds of sale or disposition and the right to receive interest and principal payments on a Note.

           2.     Indicate the name of the Deceased Beneficial Owner on line (1).

           3.     Indicate the date of death of the Deceased Beneficial Owner on line (2).

           4.     Indicate the name of the Authorized Representative requesting repayment on line (3).

           5.     Indicate the name of the Financial Institution requesting repayment on line (4).

           6.     Affix the authorized signature of the Financial Institution’s representative on line (5). THE SIGNATURE MUST BE MEDALLION SIGNATURE GUARANTEED.

           7.     Indicate the principal amount of Notes to be repaid on line (6).

           8.     Indicate the date this Form was completed on line (7).

           9.     Indicate the date of requested repayment on line (8). The date of requested repayment may not be earlier than the first June 15 or December 15 to occur at least 20 calendar days after the date of LaSalle Funding’s acceptance of the Notes for repayment, unless such date is not a business day, in which case the date of requested payment may be no earlier than the next succeeding business day. For example, if the acceptance date for Notes tendered were May 1, 2002, the earliest repayment date you could elect would be June 15, 2002.

           10.     Indicate the name, mailing address (no P.O. boxes, please), telephone number and facsimile-transmission number of the party to whom the acknowledgment of this election may be sent on line (9).

           11.     Indicate the wire instruction for payment on line (10).

           12.     Leave lines (A), (B), (C), (D), (E) and (F) blank.

           13.     Mail or otherwise deliver an original copy of the completed Form to:

BNY Midwest Trust Company

2 North LaSalle Street
Suite 1020
Chicago, Illinois 60602
Attn: Mary Callahan

FACSIMILE TRANSMISSIONS OF THE REPAYMENT ELECTION FORM

WILL NOT BE ACCEPTED.

           14.     If the acknowledgement of LaSalle Funding’s receipt of this Form, including the assigned Election Number, is not received within 10 days of the date such information is sent to the Trustee, contact LaSalle Funding at (312) 855-5985.

           For assistance with the Form or any questions relating thereto, please contact LaSalle Funding at (312) 855-5985.